SZAFERMAN
LAKIND

Szaferman, Lakind, Blumstein & Blader, P.C.
Attorneys at Law

101 Grovers Mill Road, Suite 200
Lawrenceville, NJ 08648
P: 609.275.0400
F: 609.275.4511
www.szaferman.com

December 15, 2014

TYG Solutions Corp.
202 Avenue F
Brooklyn, New York 11218

Gentlemen:

You have requested our opinion as counsel for TYG Solutions Corp., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement relates to an offering of 2,030,000 of the Company's common stock, par value $0.0001 per share (the "Shares") made pursuant to Regulation S of the Act (the "Offering").

In order to render our opinion, we have examined the following documents identified and

(a) the Registration Statement which includes the prospectus;
(b) the certificate of an Officer of the Company dated on even date herewith (the "Officer's Certificate");
(c) the Certificate of Incorporation of the Company dated March 25, 2013;
(d) a Board of Directors resolution approving the Offering pursuant to Regulation S of the Act;
(e) a Board of Directors resolution ratifying registration of the Shares on the Registration Statement; and
(f) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware dated November 25, 2014.

In each instance we have relied upon the content of each of the documents set out above, and have relied upon the content of the Officer's Certificate. In reliance on the factual matters contained thereon, and based upon our review of the foregoing, it is our opinion that the Shares have been duly authorized, were legally issued, fully paid and are non-assessable.

We offer our opinion based upon the laws of the State of Delaware. This opinion opines upon Delaware law including statutory provisions, all applicable provisions of the Delaware General Corporation Law and reported judicial decisions interpreting those laws. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND, BLUMSTEIN & BLADER, PC

By: ______________________
Gregg E. Jaclin
For the Firm